Exhibit 99.2

15 Allstate Parkway, Suite 600, Markham, Ontario, L3R5B4, Canada
Tel: 1.416.246.9997 Fax: 1.866.280.5239 www.kalloinc.ca

Update on US $200,000,925.00 Supply Contract
For Kallo MobileCare and RuralCare in Guinea.

March 21, 2014. Further to the announcement made by the Minister of Health and Public Hygiene of Guinea last year, and the subsequent signing of a US $200,000,925.00 Supply Contract for the supply and maintenance of Kallo MobileCare and RuralCare in January 2014, Kallo is pleased to announce the following developments and updates:

Kallo CEO and COO are currently in Conakry - Guinea and have met with key government officials including the President of the Republic of Guinea, His Excellency Professor Alpha Condé, Prime Minister Mohamed Said Fofana, Minister of Health Colonel Dr. Remi Lama and the Governor of the Central Bank of Guinea Dr. Lounceny Nabe. The purpose of our meetings was to discuss schedule and finalize an implementation plan for Kallo MobileCare and RuralCare in Guinea. Discussions have been concluded very satisfactorily and at the request of the Prime Minister; the Ministry of Health with Kallo’s assistance has commenced a public awareness campaign to inform the population of Guinea – specially the rural population – on the benefits of the program.

“His Excellency Professor Condé the President of Guinea is very keen to ensure that the rural population of Guinea have access to a high standard of healthcare, and that the Kallo MobileCare and RuralCare program is implemented as quickly as possible.  We admire his determination and vision to care for the people of Guinea and are grateful for the confidence placed in us.” Said Mr. John Cecil Chairman and CEO of Kallo Inc. from Conakry Guinea on Wednesday, March 21, 2014.

Attached is information released by the Conseil National de la Communication – La Présidente (Presidential National Council of Communication), Government of Guinea.

About Kallo
Kallo (OTCQB: KALO) improves the quality and efficiency of care by providing centralized congruent solutions that address healthcare and business issues for ministries of health, hospitals, physicians and other healthcare organizations. The company’s technology suite transforms healthcare delivery via rural healthcare, disease management, clinical globalization and oHealth solutions. For more information on Kallo and ongoing business developments, please visit www.kalloinc.ca.